
                                                    EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                         Six Months
                           Ended
                          June 30,   Year    Year    Year    Year    Year
                            2000     1999    1998    1997    1996    1995
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest and
  extraordinary loss*       $1,552  $2,880  $1,952  $3,440  $2,479  $2,168

Add:
Interest expense                64     109     139      94      79     102

Interest component of the
ESOP benefit expense            10      21      29      32      34      37

Portion of rent under
operating leases
representative of the
interest component              19      37      41      41      46      51

Less: Equity in undistributed
income of 20-50% owned
companies                        3       4       4       3      --       1
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $1,642  $3,043  $2,157  $3,604  $2,638  $2,357
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                69     109     139      94      79     102

Interest component of the
ESOP benefit expense            10      21      29      32      34      37

Portion of rent under
operating leases
representative of the
interest component              19      37      41      41      46      51
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $   98  $  167  $  209  $  167  $  159  $  190
                            ======  ======  ======  ======  ======  ======
RATIO OF EARNINGS TO
FIXED CHARGES                16.76   18.22   10.32   21.58   16.59   12.41

<F1>
*2000 and 1999 include non-recurring pre-tax net gains of $50 million and $100 million, respectively; 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.